Nuveen Compliance | 1 January 2024

Code of Ethics

SUMMARY AND SCOPE

What the Code is about

Helping to ensure that Nuveen personnel place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

This Code applies to individuals in the following categories:

•	Nuveen Employees based in the US or Canada (except employees of Nuveen Natural Capital, unless the local/ designated Chief Compliance Officer and Nuveen Ethics Office determine otherwise).

•	Employees of any US-registered investment adviser who are based outside the US.

•	Consultants, interns, and temporary workers based in the US or Canada whose contract length is 90 days or more, unless the Nuveen Ethics Office determines otherwise.

•	TIAA Employees, consultants, interns, and temporary workers designated as Access Persons by the TIAA- CREF Funds Chief Compliance Officer or the Nuveen Ethics Office.

Independent directors and trustees of the TIAA-CREF Funds Complex and Nuveen-sponsored or -branded funds have their own Code of Ethics and are not subject to this one.

For individuals who are subject to the Code, there are two designations with different implications: Access Person and Investment Person.

ACCESS PERSON

All Nuveen Employees and TIAA Employees who are subject to the Code are considered Access Persons, since they have, or could have, access to non-public information about securities transactions and other investments, holdings, or recommendations for Affiliate-Advised Accounts or Portfolios.

Key characteristics of this designation. An individual may be considered an Access Person of multiple advisers affiliated with Nuveen, or of only one. If your regular duties give you access to non-public information, or you are an officer of a Nuveen or TIAA-CREF sponsored or branded fund, your personal trading is generally monitored only against the trading activity of the specific adviser(s) or Affiliated Funds with which you are involved. For other employees, personal trading is typically monitored against the trading activities of all advisers affiliated with Nuveen. You will generally not be permitted to execute transactions in a security on any day when an Affiliate-Advised Account or Portfolio managed by the adviser(s) that you are monitored against has a pending buy or sell order for that security at the time of your pre-clearance request.

INVESTMENT PERSON

An Access Person who meets any of the following criteria will in addition be considered an Investment Person:

•	The Access Person is a Portfolio Manager, Research Analyst or Research Assistant, or they otherwise participate in making recommendations or decisions concerning the purchase or sale of securities in any Affiliate-Advised Account or Portfolio.

•	The Access Person has been designated an Investment Person by the affiliate Chief Compliance Officer or the Nuveen Ethics Office.

Key characteristics of this designation. The vast majority of Investment Persons are employees of Nuveen’s affiliated investment advisers.

An Investment Person is prohibited from transacting in securities during the period starting 7 calendar days before, and ending 7 calendar days after, any trade in an Affiliate-Advised Account or Portfolio for which he/she has responsibility. In addition, an Investment Person’s personal transactions will be reviewed for conflicts in the period starting 7 calendar days before, and ending 7 calendar days after, all trades by their associated investment adviser(s). In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by the Nuveen Ethics Office. These consequences can apply whether or not the trade was pre-cleared.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser(s) for which they have been designated an Investment Person.

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Important to understand

Some of our affiliated investment advisers may have supplemental policies of their own that impose additional rules on the same topics covered in this Code. Check with your manager or local/designated Chief Compliance Officer if you have questions.

Personal trading is a privilege, not a right. Nuveen Employees are expected to follow the law and adhere to the highest standards of behavior—including with respect to personal trading. Any violation of the Code could have severe adverse effects on you, your co-workers, and Nuveen. You may be held personally liable for your conduct and be subject to fines, regulatory sanctions, and even criminal penalties.

Because Nuveen can restrict your trading or take actions such as forcing you to hold a position or to disgorge profits, personal trading carries risks beyond normal market risks.

Some requirements in this Code apply to Household Members. Each Household Member (see “Terms with Special Meanings” below) is subject to the same personal trading restrictions and requirements that apply to his/her related Nuveen Employee.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact the Nuveen Ethics Office for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator).

You are expected to follow the Code both in letter and in spirit. Literal compliance, such as pre-clearing a transaction, does not necessarily protect you from liability for conduct that violates the spirit of the Code. If you have questions about how to comply with this Code, consult the

Nuveen Ethics Office.

WHO TO CONTACT

Nuveen Ethics Office (Americas)

Hotline: 1 800 842 2733 extension 22-5599

nuveenethicsoffice@nuveen.com

TERMS WITH SPECIAL MEANINGS

Within this policy, these terms are defined as follows:

Affiliate-Advised Account or Portfolio Any Affiliated Fund, or any portfolio or client account advised or sub-advised by Nuveen.

Affiliated Fund Any TIAA-CREF or Nuveen branded or sponsored open-end fund, closed-end fund, or Exchange Traded Fund (ETF), and any third-party fund advised or sub-advised by Nuveen.

Automatic Investment Plan Any program, such as a dividend reinvestment plan (DRIP), under which investment account purchases or withdrawals occur according to a predetermined schedule and allocation.

Beneficial Ownership Any interest by which you or any Household Member—directly or indirectly—derives a monetary benefit from purchasing, selling, or owning a security or account, or exercises investment discretion.

You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you or any Household Member exercises or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements.

Code This Code of Ethics.

Domestic Partner An individual who is neither a relative of nor legally married to a Nuveen Employee, but shares a residence and is in a mutual commitment similar to marriage with such Nuveen Employee.

Federal Securities Laws The applicable portions of any of the following laws, as amended, and of any rules adopted under them by the Securities and Exchange Commission or the Department of the Treasury:

•	Securities Act of 1933.

•	Securities Exchange Act of 1934.

•	Investment Company Act of 1940.

•	Investment Advisers Act of 1940.

•	Sarbanes-Oxley Act of 2002.

•	Title V of the Gramm-Leach-Bliley Act.

•	The Bank Secrecy Act.

Household Member Any of the following who reside, or are expected to reside for at least 90 days a year, in the same household as a Nuveen Employee:

•	Spouse or Domestic Partner.

•	Sibling.

•	Child, stepchild, grandchild.

•	Parent, stepparent, grandparent.

•	In-laws (mother, father, son, daughter, brother, sister).

Independent Director Any director or trustee of an Affiliated Fund who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

Managed Account Any account, including robo-advised accounts, in which you or a Household Member has Beneficial Ownership and for which you have delegated full investment discretion in writing to a third- party broker or investment manager.

Nuveen Nuveen, LLC and all of its direct or indirect subsidiaries worldwide.

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TERMS WITH SPECIAL MEANINGS (continued)

Nuveen Employee Any full- or part-time employee of Nuveen, and any consultants, interns or temporary workers designated by the Nuveen Ethics Office.

Private Placement Any offering exempt from registration under the Securities Act of 1933, such as a private equity investment, hedge fund, or limited partnership. A private investment in public equity (PIPE) is also considered a Private Placement.

Reportable Account Any account for which you or a Household Member has Beneficial Ownership AND in which securities can be bought, sold or held. This includes, among others:

•	All brokerage, IRA, custodial and trust accounts.

•	All Managed Accounts.

•	All 529 College Savings Plan accounts.

•	Any TIAA 401(k) plan account.

•	Any 401(k) plan account that permits transactions in any Reportable Security.

•	Any direct holding in an Affiliated Fund.

•	Any health savings account (HSA) that permits the purchase of any security.

•	Any employee stock purchase plan (ESPP) or employee stock ownership plan (ESOP).

The following are NOT considered Reportable Accounts:

•	Charitable giving accounts.

•	Any 401(k), 403(b), plan account, or any other account held directly with a mutual fund complex or mutual fund-only platform, and not held at a bank or broker-dealer, in which open-end, non-Affiliated Funds are the only possible investment.

•	Any cash management account with a broker in which a security cannot be purchased or sold.

•	Any accounts that can invest only in cryptocurrency such as Bitcoin or Ethereum.

Reportable Security Any security EXCEPT:

•	Direct obligations of the US government (indirect obligations, such as Fannie Mae and Freddie Mac securities, are reportable).

•	Certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt (including repurchase agreements).

•	Money market funds.

•	Open-end funds that are not Affiliated Funds.

•	Note that closed-end funds are Reportable Securities.

•	Note that direct investments in cryptocurrency, such as Bitcoin, are not considered to be a security and are therefore not reportable.

Reportable Transaction Any transaction involving a Reportable Security EXCEPT:

•	Transactions in Managed Accounts. Section 16 Persons: Transactions involving Nuveen closed-end funds in any of your Managed Accounts are reportable.

•	Transactions under an Automatic Investment Plan; note that transactions that override the pre-set schedule or allocation are reportable.

•	Dividends.

•	Interest Accrued.

Section 16 Person Section 16 of the Exchange Act and the rules thereunder impose certain obligations on persons specified in section 30(h) of the Investment Company Act of 1940, as well as insiders of any public company that trades on a national stock exchange (such as a Nuveen closed-end fund). For purposes of Section 16, an “insider” is:

•	A director of a public company.

•	A designated officer of a public company.

•	A person who beneficially owns 10% or more of any class of equity security that is registered under Section 12 of the Exchange Act.

•	A portfolio manager of a Nuveen closed-end fund.

Persons subject to Section 16 include, but are not limited to, portfolio managers of the Nuveen closed-end funds. TIAA Employee Any full- or part-time employee of TIAA, and any consultants, interns or temporary workers designated by the Nuveen Ethics Office.

GENERAL RESTRICTIONS AND REQUIREMENTS

BASIC PRINCIPLES

1.	Never abuse a client’s trust, rights, or interests.

This means you must never do any of the following:

•	Engage in any plan or action, or use any device, that would defraud or deceive a client.

•	Make any material statements of fact that are incorrect or misleading, either as to what they include or omit.

•	Engage in any manipulative practice.

•	Use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage. This would include, for example, front-running or tailgating (trading directly before or after the execution of a large client trade order), or any attempt to influence a client’s trading to enhance the value of your personal holdings.

•	Conduct personal trading in any way that could be inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code).

2.

Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

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3.

Keep confidential information confidential. Always properly safeguard any confidential information you obtain in the course of your work. This includes confidential information related to any of the following:

•	Any Affiliate-Advised Account or Portfolio and any other financial product offered or serviced by Nuveen.

•	New products, product changes, or business initiatives.

•	Past, current, and prospective clients, including their identities, investments, and account activity.

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others. This includes:

•	Making sure no confidential information is visible on your computer screen and desk when you are not there.

•	Not sharing passwords with others.

•	Using caution when discussing business in any location where your conversation could be overheard. Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult the Nuveen Ethics Office or your local/designated CCO before releasing any confidential information.

4.

Handle Material Non-Public Information properly. Follow all terms described in “Material Non-Public Information” below. Be aware that any failure to handle such information properly is a serious offense and may lead to disciplinary action from Nuveen as well as serious civil or criminal liability.

5.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

6.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

7.

Promptly alert the Nuveen Ethics Office or your local/designated CCO of any actual or suspected wrongdoing. Examples of wrongdoing include violations of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other violations of the Code. If you prefer to report confidentially, call the TIAA Confidential Helpline at 1-877-774-6492. Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

PRE-CLEARANCE AND HOLDING REQUIREMENTS

8.	Pre-clear any trade in Reportable Securities, including certain Affiliated Funds (see box on next page for additional information).

If your trade requires pre-clearance, request approval through the StarCompliance system (StarCompliance) before you or any Household Member places an order to buy or sell any Reportable Security. Any approval you receive expires at the end of the day it was granted; however, you may place after-hours trades in international markets until 11:59 PM local time on that day. When requesting pre-clearance, follow this process:

•	Request pre-clearance on the same day you want to trade, during standard US trading hours (9:30 AM to 4:00 PM ET). Be sure your pre-clearance request is accurate as to security and direction of trade.

•	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade

•	Place day orders only. Do not place good-till-canceled orders or limit orders that expire beyond the day of pre-clearance approval. You may place orders for an after-hours trading session or in foreign markets using that day’s pre-clearance approval, but you must not place any order that could remain open into the next day’s trading session.

9.	Hold positions in securities that are subject to pre-clearance for 60 calendar days, or be prepared to forfeit any gains. Several things to note:

•	You may be required to surrender any gains realized (net of commissions) through a violation of this rule.

•	The 60-day holding requirement is tested on a last- in-first-out basis, across all of your holdings (not just within individual accounts).

•	The 60-day holding requirement extends to any options or other transactions that may have the same effect as a purchase or sale, and to all Reportable Securities except Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), Unit Investment Trusts (UITs), and open-end Affiliated Funds.

•	Closed-end funds, including Nuveen branded or sponsored closed-end funds, are subject to the 60-day holding requirement.

•	You may sell the security on the 60th day after purchase, provided you obtain pre-clearance or an approved exemption applies.

•	You may re-purchase a security immediately after executing a sale of that same security subject to pre-clearance approval, which will trigger a new 60 calendar day holding period.

•	You may close a position at a loss at any time provided pre-clearance approval has been obtained, or an approved exemption applies. If your pre-clearance has been denied, it is advisable that you contact the Nuveen Ethics Office if you are seeking to sell at a loss within 60 days of your purchase. Note that if there are conflicts with any other provisions of the Code, your pre-clearance denial will not be overridden.

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10.	Comply with trading restrictions described in the prospectuses for all Affiliated Funds. This includes restrictions on frequent trading in shares of any open-end Affiliated Fund.

11.

Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with the Nuveen Ethics Office to discuss whether the account in question can properly remain classified as a Managed Account.

12.

Obtain the required approvals before any transaction in a Private Placement, including PIPEs. Participation and approval for all transactions in Private Placements advised or sub-advised by Nuveen, is facilitated by the Nuveen Employee Investment Program (NuveenEIP@nuveen.com).

For all other Private Placements, you must obtain approval for initial and subsequent commitments to invest but not sales/redemptions. Be aware that sales/ redemptions are Reportable Transactions. Approval is required even if the investment is made in a Managed Account.

WHAT NEEDS TO BE PRE-CLEARED

Pre-clearance required

•	All actively initiated trades in Reportable Securities, except those listed here under “No pre- clearance required.”

•	The sale of restricted stock or employee stock options accrued during prior employment or a Household Member’s employment require pre-clearance. If pre- clearance is denied, you may contact the Nuveen Ethics Office to request reconsideration.

•	You may liquidate a position recently acquired through inheritance or a spin-off, subject to pre-clearance approval. If your pre-clearance has been denied, you may contact the Nuveen Ethics Office to seek an exemption.

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Affiliate-Advised Account or Portfolio trades whose existence would have resulted in denial of pre-clearance. In these cases, you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by the Nuveen Ethics Office.

Be aware that trades initiated by a broker to address the financial standing of an account can result in violations and will generally not be protected by the Code’s “actively initiated trade” language for trades requiring pre-clearances. Examples include, but are not limited to, brokers initiating trades in margin accounts, brokers initiating trades to cover account fees, and brokers initiating trades to remediate a minimum or negative cash balance in an account.

Pre-clearance not required

•	Shares of any open-end mutual fund (including Affiliated Funds). Note that closed-end funds, including Nuveen branded or sponsored closed-end funds, require pre-clearance.

•	ETFs, ETNs, UITs (including options on ETFs and ETNs).

•	CDs and commercial paper.

•	Securities acquired or disposed of through actions outside your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions.

•	The automatic exercise or liquidation by an exchange of a derivative instrument upon expiration or the delivery of securities pursuant to a written option that is exercised against you, and the assignment of options.

•	Sales pursuant to a bona fide tender offer.

•	Trades made through an Automatic Investment Plan that have been disclosed to the Nuveen Ethics Office in advance.

•	Trades in a Managed Account (except that you must pre-clear any trades that involve your influence, any initial purchases of Private Placements, purchases in any equity IPO, and any sales or redemptions of Private Placements that are branded, sponsored, advised or sub-advised by Nuveen).

•	Foreign currencies, including futures.

•	Commodity instruments.

•	Index options and index futures.

•	Direct investments in cryptocurrencies.

•	Crypto instruments that are comprised of and invest solely in cryptocurrencies.

OTHER RESTRICTIONS

13.

Never knowingly trade any security being traded or considered for trade by any Affiliate-Advised Account or Portfolio. This applies to employee transactions in securities that are exempt from pre-clearance and includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options based on the company’s securities.

14.

Always prioritize client trades over personal trades. Your fiduciary duties to the client are far more important than your personal trading, which is a privilege and not a right. Never delay or in any way alter the timing or terms of a client trade for your personal benefit.

15.	Do not engage in trading that involves single stock futures.

16.	Do not engage in uncovered short sales of individual securities.

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17.

You may trade options on individual securities, subject to the 60-day holding period. Options traded must have an expiration of at least 60 days from the date that you enter into the contract. You are not permitted to close an option at a profit within 60 days of having entered into the contract. The option contract can be closed in less than 60 days at a loss, provided pre-clearance approval has been obtained.

18.	Never participate in an investment club or similar entity.

19.

Do not engage in excessive or inappropriate trading activity. Never let personal trading interfere with your professional duties. The Nuveen Ethics Office will monitor for potentially excessive or inappropriate trading, and notify you, your manager, and your local/designated CCO for assessment.

20.	Pre-clear the sale of securities in a margin account. Margin accounts are permitted, however you must obtain pre-clearance when selling to meet a margin call, even if the transaction is initiated by a broker.

21.	Never purchase an IPO without advance approval. This includes Managed Accounts. Equity IPO participation is generally prohibited but approval may be granted in special circumstances, such as when:

•	You already have equity in the company and are offered shares.

•	You are a policy holder or depositor in a company that is demutualizing.

•	A Household Member has been offered shares as an employee.

Purchases of initial offerings of SPACs, fixed income securities, convertible securities, preferred securities, open- and closed-end funds, commodity pools, and secondary equity offerings are generally permitted subject to prior approval from the Nuveen Ethics Office.

MATERIAL NON-PUBLIC INFORMATION

What is Material Non-Public Information?

Material Non-Public Information is defined as information regarding any security, securities-based derivatives or issuer of a security that is both material and non-public. Information is material if both of the following are true:

•	A reasonable investor would likely consider it important when making an investment decision.

•	Public release of the information would likely affect the price of a security.

Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements

•	Any time you think you might have, or may be about to, come into possession of Material Non-Public Information (whether in connection with your position at Nuveen or not), alert the Nuveen Ethics Office. Alternatively, you may alert your local/designated CCO or Legal office, who in turn must promptly notify the Nuveen Ethics Office. Follow the instructions you are given.
•	Until you receive further instructions from the Nuveen Ethics Office, your local/designated CCO, or Legal, do not take any action in relation to the information, including trading or recommending the relevant securities or communicating the information to anyone else.

•	Never make decisions on your own regarding potential Material Non-Public Information, including whether such information is actually Material Non-Public Information or what steps should be taken.

•	If the Nuveen Ethics Office, your local/designated CCO and/or Legal determine that you have Material Non- Public Information:

•	Do not buy, sell, gift, or otherwise dispose of the issuer’s securities, whether on behalf of an Affiliate-Advised Account or Portfolio, yourself, or anyone else.

•	Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Material Non- Public Information.

•	Do not communicate the Material Non-Public Information to anyone, whether inside or outside Nuveen, except in discussions with the Nuveen Ethics Office and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your business unit.

•	Please refer to Nuveen’s Material Non-Public Information and Insider Trading Policy for detailed information.

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REPORTING REQUIREMENTS

UPON BECOMING A NUVEEN EMPLOYEE

22.

Within 10 calendar days of starting at Nuveen, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

23.	Within 10 calendar days of starting at Nuveen, use StarCompliance to report all of your Reportable Accounts and holdings in Reportable Securities.

Report all Reportable Accounts using StarCompliance within 10 calendar days of starting at Nuveen, making sure that you include information about the broker, dealer, or bank through which the account is held and the type of account. You must report all holdings in Reportable Securities in StarCompliance within 10 calendar days by uploading the most recent statement. You must also enter each Reportable Security into StarCompliance as an initial holding if: 1) the account is an account type not required to be maintained with an approved broker as described in item 25 below (excluding Managed Accounts), or 2) you wish to sell a Reportable Security in an approved broker account, or in transition to an approved broker account, prior to the establishment of the broker’s electronic feed. For each Reportable Security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and the principal amount (dollar value). This information must be no older than 45 calendar days before your first day of employment.

Note that there are separate procedures for Managed Accounts, as described below in item 27.

24.	Within 10 calendar days of starting at Nuveen, report all current investments in Private Placements (limited offerings). Limited offerings are Reportable Securities.

25.

Within 30 calendar days of starting at Nuveen, move or close any Reportable Account that is not at an approved firm. This does not include Reportable Accounts that are 401(k), HSA, ESPP/ESOP, or 529 plans, or Reportable Accounts that cannot trade or hold Reportable Securities. Accounts held directly with a mutual fund complex or mutual fund only platform that are not held with a bank or broker-dealer, and in which open-end non-Affiliated Funds are the only possible investment are not reportable. Contact the Nuveen Ethics Office if you are unsure whether your account must be held with an approved firm. The list of approved firms is maintained by the Nuveen Ethics Office and may be accessed on StarCompliance.

Under very limited circumstances, it may be possible to obtain a waiver to keep a Reportable Account at a non- approved firm. Examples include:

•	An account owned by a Household Member who works at another financial firm with comparable restrictions.

•	An account that holds securities that cannot be transferred.

•	An account that cannot be moved because of a trust agreement.

To apply for an exception, contact the Nuveen Ethics Office. For any account granted an exception, you are required to upload statements for the account in StarCompliance based on the frequency with which a statement is generated for the account (e.g. monthly, quarterly). In all cases, if your accounts are not held at an approved firm, you must manually enter all Reportable Transactions in StarCompliance within 5 days of execution.

Consultants and temporary workers are generally not required to move or close Reportable Accounts.

26.

Within 30 calendar days of starting at Nuveen, seek approval to liquidate any securities held prior to starting at Nuveen that you do not wish to continue to hold. If you wish to liquidate securities that you held prior to joining Nuveen, seek approval by contacting the Nuveen Ethics Office within 30 calendar days of starting at Nuveen. If you do not liquidate securities during this time, you will generally forfeit this consideration for liquidation.

WHEN OPENING ANY MANAGED ACCOUNT

27.

Get pre-approval for any new Managed Account before any trading activity commences and report the account within 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event. Using the appropriate form which may be accessed in StarCompliance, provide representations that support the classification of the account as a Managed Account. For an account to be classified as a Managed Account, the account owner must have no direct or indirect influence or control over the securities in the account. The form must be signed by the account’s broker or investment manager and by all account owners. The broker or investment manager may provide a Managed Account agreement or letter which substantiates the account as managed in lieu of signing the form. You may be asked periodically to confirm these representations or submit an updated form to confirm such.Note that upon request, you are also responsible for providing duplicate statements for the Managed Account to the Nuveen Ethics Office.

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WHEN OPENING ANY NEW REPORTABLE ACCOUNT

28.

Report any new Reportable Account, including Managed Accounts. Do this in StarCompliance within 10 calendar days of the date you or a Household member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

EVERY QUARTER

29.

Within 30 calendar days of the end of each calendar quarter, verify in StarCompliance that all Reportable Transactions made during that quarter have been reported. StarCompliance will display all transactions of yours for which it has received notice (except transactions in your TIAA pension and retirement plan accounts, which you are not required to report because the firm accesses this information directly). For any other Reportable Transactions not displayed, or displayed inaccurately, you are responsible for making any necessary revisions in StarCompliance prior to completing your certification.

30.

For each Reportable Transaction, you must provide, as applicable, the transaction date, security name and type, ticker symbol or CUSIP, interest rate (coupon) and maturity date, number of shares, price at which the transaction was effected, principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction. It is very important that you carefully review and verify the transactions and related details displayed in StarCompliance, checking for accuracy and completeness. Once again, if you find any errors or omissions, correct or add to your list of transactions in StarCompliance.

EVERY YEAR

31.

Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and certify in StarCompliance as to your annual Reportable Security holdings and Reportable Accounts.

The reporting must contain the information described in item 23 above and include your certification that you have reported all Reportable Accounts, and all holdings in Reportable Securities at year end. You are responsible for ensuring that all of your Reportable Accounts have been accurately reported in StarCompliance. If any of your holdings in Reportable Securities are not displayed in StarCompliance or are displayed inaccurately, you are responsible for entering adjustments and trade confirms or making any necessary revisions in StarCompliance to complete your certification.

In addition, you must affirm each year through StarCompliance that each Managed Account is properly classified as a Managed Account, for yourself and on behalf of any Household Member. This affirmation does not require broker or investment manager involvement.

You also must acknowledge any amendments to the Code that occur during the course of the year.

ADDITIONAL RULES FOR SECTION 16 PERSONS

•	Pre-clear transactions in all closed-end funds through StarCompliance. Any requests involving Nuveen closed-end funds will be reviewed by Legal.

•	Pre-clear buy/sell transactions involving any Nuveen closed-end funds within your Managed Account(s).

•	When selling for a gain any securities you buy that are issued by the entity of which you are a Section 16 Person, make sure it is at least 6 months after your most recent purchase of that security. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in- first-out basis. You may be required to surrender any gains realized through a violation of this rule. Note that for any fund of which you are a Section 16 Person, no exception from pre-clearance is available.

•	Promptly email to the appropriate contact in Legal the details of all executed transactions in Nuveen closed-end funds of which you are a Section 16 Person.

•	See the Nuveen Funds Section 16 Policy and Procedures for additional information.

If you are unsure whether you are a Section 16 Person, contact Legal or the Nuveen Ethics Office.

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Code of Ethics	Page 9 of 9

CODE ADMINISTRATION

Training

You will be required to participate in training on the Code when joining Nuveen as well as periodically during the time you are subject to the Code.

Exceptions

The Code exists to prevent violations of law. The Nuveen Ethics Office may, under certain circumstances, grant waivers from a Code requirement. No waivers or exceptions that would violate any law will be granted.

Monitoring

The Nuveen Ethics Office is responsible for monitoring accounts, transactions, holdings and certifications for any violations of this Code.

Consequences of violation

Any individual who violates the Code is subject to penalty. Penalties could include, among other possibilities, a written warning, restriction of trading privileges, unwinding or reversing trades, disgorgement of trading profits, fines, and suspension or termination of employment.

Applicable rules

The Code has been adopted in recognition of Nuveen’s fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. This Code is also adopted by the Affiliated Funds advised by Nuveen Fund Advisors, LLC, TIAA-CREF Investment Management, LLC and Teachers Advisors, LLC under Rule 17j-1.

Some elements of the Code also constitute part of Nuveen’s response to Financial Industry Regulatory Authority (FINRA) requirements that apply to registered personnel of Nuveen Securities, LLC.

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Nuveen Compliance | November 2023

Code of Ethics - Policy Supplement

SUMMARY AND OBJECTIVE

What this policy is about

This Nuveen Code of Ethics (the “Code”) policy supplement applies to all Access Persons, as defined by the Code, who are also portfolio managers, research analysts and associate analysts (together “analysts”) of the Advisers defined in Appendix A, including consolidated personnel (together “Covered Personnel”) and their respective Household Members, and establishes additional personal trading requirements supplemental to the Code.1 As used herein, the terms “Access Persons,” “Household Member,” “Reportable Account” and “Managed Account” shall have the meanings given to such terms in the Code. “Municipal Securities” include, but are not limited to, any bond, note, warrant, certificate of participation or other obligation issued by any U.S. state or territory or local government or their agencies or authorities (such as cities, towns, villages, counties or special districts or authorities), or derivatives creating exposure to such securities.2

Applicability

See Appendix A for a list of the Nuveen affiliates subject to this Policy.

Policy Provisions

Prohibition on purchasing Municipal Securities

All Access Persons, including Covered Personnel and their Household Members, are prohibited from purchasing Municipal Securities in any Reportable Account, other than a Managed Account. Holdings of Municipal Securities acquired by new Access Persons prior to joining Nuveen are grandfathered and do not require divestment.3 Nonetheless, all sales of grandfathered Municipal Securities require normal pre-trade approval.

Special Approval for Potential Trading Conflicts

All Covered Personnel who are active portfolio managers (those who do not manage index or quantitative funds or accounts) wishing to execute personal transactions in securities which they also own on behalf of client accounts must obtain a special approval from the Ethics Office by completing a Trading Conflicts Disclosure Form in StarCompliance (see Appendix B for an example of the disclosure questions).

[1]	See the Nuveen Code of Ethics for a detailed description of the personal trading restrictions applicable to personnel of the Advisers, including preclearance requirements and reporting obligations.
[2]

“Municipal Securities” has the meaning set forth in Section 3(a)(29) of the Securities Exchange Act of 1934. The prohibition on purchasing Municipal Securities in any Reportable Account, other than Managed Accounts, applies to all Access Persons of the Advisers. This definition excludes purchases of mutual funds, ETFs, and other comingled vehicles that hold Municipal Securities.

[3]	As noted below, all new Covered Personnel joining Nuveen have a limited opportunity to sell personal securities holdings, including Municipal Securities, to avoid future potential trading conflicts.

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Covered Personnel who are index and quantitative portfolio managers do not need to complete the form.

All Covered Personnel who are Analysts wishing to execute personal transactions in securities in which they make or could make investment recommendations on behalf of client accounts must also obtain a special approval from the Ethics Office by completing a Trading Conflicts Disclosure Form in StarCompliance.

Completion of the Trading Conflicts Disclosure Form in StarCompliance is required even in cases where the Ethics Office has granted a pre-clearance waiver. If you are in doubt about whether a particular personal transaction requires special approval, fill out a Trading Conflicts Disclosure Form in StarCompliance.

Any approval you receive expires at the end of the day it was granted.

Note: To avoid future potential trading conflicts, all new Covered Personnel joining Nuveen have a limited opportunity to sell personal securities holdings. Contact the Ethics Office for more information about the timing of such sales. Please also note that investments and investment recommendations made on behalf of client accounts are monitored by Nuveen Compliance for conflicts in accordance with the blackout period restrictions outlined in the Code.

Disclosure of Family Ownership in Companies Conducting IPOs

Covered Personnel and their Household Members are required to disclose to their local/designated Chief Compliance Officer and the Ethics Office any ownership of all private equity interests, restricted stock, stock options, membership interests, and convertible instruments in private companies making initial public offerings through which the Covered Person may purchase shares on behalf of client accounts or that the Covered Person may recommend for purchase by client accounts.

Policy Enforcement

As outlined in the TIAA Code of Business Conduct, all personnel are expected to comply with applicable laws and regulations, as well as this Policy as it applies to the underlying business activities. Violation of this Policy may result in disciplinary action up to and including termination of employment.

For inquiries related to this policy, please contact the Advisers Compliance professionals.

Reviews and Approvals

This Policy will be reviewed at least annually and will be updated sooner if changes are deemed necessary by the CCO and/or Policy Approver.

Policy Adoption	08/01/2018

Effective Date of Current Version/ Last Date Reviewed	11/01/2023

Governance	NEFI Compliance Committee

Policy Approver	MD, Nuveen Compliance

Policy Owner	VP, Compliance Officer, Nuveen Compliance

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Appendix A

The following Nuveen advisers (“Advisers”) are subject to this policy:

•	Nuveen Asset Management, LLC

•	Teachers Advisors, LLC

•	TIAA-CREF Investment Management, LLC

Appendix B

Trading Conflicts Disclosure Questions

1.	Security Name

2.	Number of shares/par and Ticker/CUSIP

3.	Do you currently invest in or make an investment recommendation (either buy, sell, or hold) on behalf of the firm/clients in this security?

a.	If yes, when did you last recommend or trade this security on behalf of the firm/clients?

4.	Did you recommend or trade this security for the firm/clients in the past 30 days?

a.	If no, please provide an explanation as to why the security is not being recommended or traded for the firm/clients.

5.	Do you have any current plans to recommend or trade this security for the firm/clients?

6.	Have you previously traded this security in your personal account?

a.	If yes, when was the last time you traded the security in your personal account?

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